Exhibit 3.155

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:36 PM 10/23/2015
FILED 04:36 PM 10/23/2015
SR 20150627035 - File Number 5858598

CERTIFICATE OF FORMATION

OF

NRG ECOKAP HOLDINGS LLC

First:                                                                The name of the limited liability company is NRG ECOKAP Holdings LLC.

Second:                                                    The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, zip code 19801. The name of its registered agent at such address is The Corporation Trust Company.

In Witness Whereof, the undersigned has executed this Certificate of Formation on this 23rd day of October, 2015.

/s/ Debbie Reyes
Debbie Reyes
Authorized Person